For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2020 Fourth Quarter and Full Year Results and Issues Guidance for Fiscal 2021

- Fourth quarter EPS were $2.27 as reported, or $2.55 adjusted
- Fourth quarter total segment operating margin was 15.8% as reported, or 17.4% adjusted
- Fourth quarter EBITDA margin was 18.7% as reported, or 20.4% adjusted
- Full year cash flow from operations was an all-time record at $2.1 billion, or 15.1% of sales
- Full year total segment operating margin was 15.6% as reported, or 16.8% adjusted
- Full year EBITDA margin was 17.2% as reported, or 19.3% adjusted

CLEVELAND, August 6, 2020 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2020 fourth quarter and full year ended June 30, 2020. Fiscal 2020 fourth quarter sales were $3.16 billion, compared with $3.68 billion in the prior year quarter. Net income was $295.7 million, compared with $413.7 million in the fourth quarter of fiscal 2019. Fiscal 2020 fourth quarter earnings per share were $2.27, compared with $3.17 in the prior year quarter. Adjusted earnings per share were $2.55, compared with adjusted earnings per share of $3.31 in the fourth quarter of fiscal 2019. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

For the full year, fiscal 2020 sales were $13.70 billion, compared with $14.32 billion in fiscal 2019. Net income was $1.21 billion, compared with $1.51 billion in fiscal 2019. Fiscal 2020 earnings per share were $9.29, compared with $11.48 per share in the prior year. Adjusted earnings per share were $10.79, compared with $11.85 per share in fiscal 2019. Cash flow from operations for fiscal 2020 was a record at $2.07 billion or 15.1% of sales, compared with $1.73 billion or 12.1% of sales in the prior year period. Excluding a discretionary pension contribution, cash flow from operations for fiscal 2019 was 13.5% of sales.

“In light of the economic crisis resulting from the ongoing COVID-19 pandemic, our global team delivered outstanding performance in the fiscal 2020 fourth quarter,” said Chairman and Chief

Executive Officer, Tom Williams. “The improvement of Parker’s portfolio through transformative acquisitions, continued execution of The Win Strategy™, and near-term actions to reduce costs and preserve cash, have positioned us to achieve exceptional levels of performance during such a steep decline in demand. Despite an organic sales decline of 21%, adjusted total segment operating margin was 17.4% and our adjusted EBITDA margin was impressive at 20.4% in the quarter. Our full year cash flow from operations was a record, surpassing the $2 billion mark for the first time. We continued to aggressively reduce our debt by making repayments totaling $687 million in the fourth quarter and $1.3 billion year to date, which is approximately 25% of the acquisition related debt issued.”

Williams added, “Our global team has not only delivered outstanding financial performance but has also taken actions to manage the impact of the pandemic on our operations. Since the early stages of this global crisis, we have maintained manufacturing capacity across the enterprise, demonstrating the essential nature of Parker's technologies in every major country in the world. We continue to make the safety of our team members, their families and our communities our highest priority and have implemented rigorous safety protocols globally. My thanks to all Parker team members who continue to serve our customers, many of whom are on the front-line in the fight against the pandemic, and keep our operations running safely and efficiently.”

Segment Results
Diversified Industrial Segment: North American fourth quarter sales decreased 18% to $1.4 billion, and operating income was $219.8 million, compared with $318.2 million in the same period a year ago. International fourth quarter sales decreased 13% to $1.1 billion, and operating income was $175.4 million, compared with $201.0 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales decreased 8% to $624.0 million, and operating income was $105.4 million, compared with $121.7 million in the same period a year ago.

Parker reported the following orders for the quarter ending June 30, 2020, compared with the same quarter a year ago:
· Orders decreased 22% for total Parker
· Orders decreased 29% in the Diversified Industrial North America businesses
· Orders decreased 21% in the Diversified Industrial International businesses
· Orders decreased 5% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
As previously communicated at our March 2020 Investor Meeting, going forward, Parker will include intangible asset amortization expense related to acquisitions as a line item in its adjustments to earnings. The company believes this change will lead to a better representation of its core operating earnings, especially since amortization expense has become much more material because of recent acquisitions.

For the fiscal year ending June 30, 2021, the company has issued guidance for earnings per share in the range of $7.41 to $8.41, or $9.80 to $10.80 on an adjusted basis. Fiscal year 2021 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $65 million, costs to achieve of approximately $19 million and acquisition-related intangible asset amortization of approximately $321 million. Guidance assumes an organic sales decline in the range of 13% to 9%. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Commenting on the outlook, Williams added, “We expect that the global COVID-19 pandemic will continue to have a negative effect on economic activity in fiscal 2021. We will continue to manage our costs and preserve cash for the current environment and position ourselves for economic recovery. The actions we have taken under the Win Strategy to strengthen our portfolio and improve our performance have built a business that is better equipped than ever before to be resilient across macro-economic cycles. Importantly, we remain committed to achieving our long-term targets for sales growth, margins, earnings growth and cash flow that would solidify Parker as a top quartile performer. While significant challenges lie ahead, we are positioned to weather these conditions and emerge stronger than ever before. Guided by our purpose: Enabling Engineering Breakthroughs that lead to a Better Tomorrow, Parker has a very bright future."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2020 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 64 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders

Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted earnings per share; (b) adjusted cash flow from operations; (c) adjusted total segment operating margin; EBITDA margin; and adjusted EBITDA margin. The adjusted earnings per share, cash flow from operations and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in earnings per share, cash flows from operations and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR, LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability, as well as uncertainties associated with the timing and conditions surrounding the return to service of the Boeing 737 MAX. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

###

PARKER HANNIFIN CORPORATION - JUNE 30, 2020				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$3,160,603	$3,681,467	$13,695,520	$14,320,324
Cost of sales	2,357,319	2,739,578	10,286,518	10,703,484
Selling, general and administrative expenses	352,793	391,493	1,656,553	1,543,939
Interest expense	74,549	50,072	308,161	190,138
Other expense (income), net	5,374	(13,024)	(68,339)	(50,662)
Income before income taxes	370,568	513,348	1,512,627	1,933,425
Income taxes	74,873	99,610	305,924	420,494
Net income	295,695	413,738	1,206,703	1,512,931
Less: Noncontrolling interests	(21)	70	362	567
Net income attributable to common shareholders	$295,716	$413,668	$1,206,341	$1,512,364

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.30	$3.22	$9.39	$11.63
Diluted earnings per share	$2.27	$3.17	$9.29	$11.48

Average shares outstanding during period - Basic	128,523,334	128,561,494	128,418,495	129,997,640
Average shares outstanding during period - Diluted	129,993,001	130,460,247	129,805,034	131,781,617

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2020	2019	2020	2019
Cash dividends per common share	$0.88	$0.88	$3.52	$3.16

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2020	2019	2020	2019
Earnings per diluted share	$2.27	$3.17	$9.29	$11.48
Adjustments:
Business realignment charges	0.37	0.05	0.59	0.12
Clarcor costs to achieve	—	0.01	—	0.10
Lord costs to achieve	0.02	0.01	0.16	0.01
Exotic costs to achieve	—	—	0.01	—
Acquisition-related expenses	0.03	0.12	1.45	0.12
Tax effect of adjustments[1]	(0.09)	(0.05)	(0.52)	(0.09)
Favorable tax settlement	(0.05)	—	(0.19)	—
Tax expense related to U.S. Tax Reform	—	—	—	0.11
Adjusted earnings per diluted share	$2.55	$3.31	$10.79	$11.85

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - JUNE 30, 2020				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2020	2019	2020	2019
Net sales	$3,160,603	$3,681,467	$13,695,520	$14,320,324

Net income	295,695	413,738	1,206,703	1,512,931
Income taxes	74,873	99,610	305,924	420,494
Depreciation and amortization	146,582	105,388	537,531	436,189
Interest expense	74,549	50,072	308,161	190,138
EBITDA	591,699	668,808	2,358,319	2,559,752
Adjustments:
Business realignment charges	47,601	6,393	75,614	15,677
Clarcor costs to achieve	—	928	—	12,458
Lord costs to achieve	2,166	912	20,669	912
Exotic costs to achieve	338	—	1,908	—
Acquisition-related expenses	4,437	16,234	188,518	16,234
Adjusted EBITDA	$646,241	$693,275	$2,645,028	$2,605,033

EBITDA margin	18.7%	18.2%	17.2%	17.9%
Adjusted EBITDA margin	20.4%	18.8%	19.3%	18.2%

PARKER HANNIFIN CORPORATION - JUNE 30, 2020				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2020	2019	2020	2019
Net sales
Diversified Industrial:
North America	$1,440,263	$1,745,291	$6,456,298	$6,808,948
International	1,096,380	1,258,288	4,504,587	5,000,599
Aerospace Systems	623,960	677,888	2,734,635	2,510,777
Total net sales	$3,160,603	$3,681,467	$13,695,520	$14,320,324
Segment operating income
Diversified Industrial:
North America	$219,785	$318,175	$985,944	$1,138,586
International	175,420	201,004	674,763	804,890
Aerospace Systems	105,441	121,650	476,900	487,757
Total segment operating income	500,646	640,829	2,137,607	2,431,233
Corporate general and administrative expenses	37,999	47,977	170,903	194,994
Income before interest expense and other expense	462,647	592,852	1,966,704	2,236,239
Interest expense	74,549	50,072	308,161	190,138
Other expense	17,530	29,432	145,916	112,676
Income before income taxes	$370,568	$513,348	$1,512,627	$1,933,425

PARKER HANNIFIN CORPORATION - JUNE 30, 2020				Exhibit 99.1
RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	June 30, 2020		June 30, 2019
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$500,646	15.8%	$640,829	17.4%
Adjustments:
Business realignment charges	46,619		6,219
Clarcor costs to achieve	—		1,072
Lord costs to achieve	2,166		912
Exotic costs to achieve	338		—
Adjusted total segment operating income	$549,769	17.4%	$649,032	17.6%

	Twelve Months Ended		Twelve Months Ended
	June 30, 2020		June 30, 2019
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$2,137,607	15.6%	$2,431,233	17.0%
Adjustments:
Business realignment charges	74,389		15,503
Clarcor costs to achieve	—		12,327
Lord costs to achieve	20,669		912
Exotic costs to achieve	1,908		—
Acquisition-related expenses	69,304		—
Adjusted total segment operating income	$2,303,877	16.8%	$2,459,975	17.2%

PARKER HANNIFIN CORPORATION - JUNE 30, 2020		Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	June 30	June 30
(Dollars in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$685,514	$3,219,767
Marketable securities and other investments	70,805	150,931
Trade accounts receivable, net	1,854,398	2,131,054
Non-trade and notes receivable	244,870	310,708
Inventories	1,814,631	1,678,132
Prepaid expenses and other	214,986	182,494
Total current assets	4,885,204	7,673,086
Plant and equipment, net	2,292,735	1,768,287
Deferred income taxes	126,839	150,462
Investments and other assets	764,563	747,773
Intangible assets, net	3,798,913	1,783,277
Goodwill	7,869,935	5,453,805
Total assets	$19,738,189	$17,576,690

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$809,529	$587,014
Accounts payable, trade	1,111,759	1,413,155
Accrued payrolls and other compensation	424,231	426,285
Accrued domestic and foreign taxes	195,314	167,312
Other accrued liabilities	607,540	558,007
Total current liabilities	3,148,373	3,151,773
Long-term debt	7,652,256	6,520,831
Pensions and other postretirement benefits	1,887,414	1,304,379
Deferred income taxes	382,528	193,066
Other liabilities	539,089	438,489
Shareholders' equity	6,113,983	5,961,969
Noncontrolling interests	14,546	6,183
Total liabilities and equity	$19,738,189	$17,576,690

PARKER HANNIFIN CORPORATION - JUNE 30, 2020		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Twelve Months Ended June 30,
(Dollars in thousands)	2020	2019
Cash flows from operating activities:
Net income	$1,206,703	$1,512,931
Depreciation and amortization	537,531	436,189
Stock incentive plan compensation	111,375	104,078
Loss on sale of businesses	—	5,854
(Gain) loss on plant and equipment and intangible assets	(1,850)	5,091
(Gain) loss on marketable securities	(587)	7,563
Gain on investments	(2,084)	(16,749)
Net change in receivables, inventories and trade payables	409,252	(61,762)
Net change in other assets and liabilities	(211,049)	(301,480)
Other, net	21,658	38,425
Net cash provided by operating activities	2,070,949	1,730,140
Cash flows from investing activities:
Acquisitions (less acquired cash of $82,192 in 2020 and $690 in 2019)	(5,076,064)	(2,042)
Capital expenditures	(232,591)	(195,089)
Proceeds from sale of plant and equipment	26,345	46,592
Proceeds from sale of businesses	—	19,678
Purchases of marketable securities and other investments	(194,742)	(181,780)
Maturities and sales of marketable securities and other investments	275,483	74,908
Other	177,576	19,223
Net cash used in investing activities	(5,023,993)	(218,510)
Cash flows from financing activities:
Net payments for common stock activity	(213,426)	(857,577)
Acquisition of noncontrolling interests	(1,200)	—
Net proceeds from debt	1,117,774	2,172,351
Dividends paid	(453,838)	(412,468)
Net cash provided by financing activities	449,310	902,306
Effect of exchange rate changes on cash	(30,519)	(16,306)
Net (decrease) increase in cash and cash equivalents	(2,534,253)	2,397,630
Cash and cash equivalents at beginning of period	3,219,767	822,137
Cash and cash equivalents at end of period	$685,514	$3,219,767

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Twelve Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2020	Percent of sales	June 30, 2019	Percent of sales
As reported cash flow from operations	$2,070,949	15.1%	$1,730,140	12.1%
Discretionary pension contribution	—		200,000
Adjusted cash flow from operations	$2,070,949	15.1%	$1,930,140	13.5%

PARKER HANNIFIN CORPORATION - JUNE 30, 2020	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2021
Forecasted earnings per diluted share	$7.41 to $8.41
Adjustments:
Business realignment charges	0.50
Costs to achieve	0.14
Acquisition-related intangible asset amortization expense	2.46
Tax effect of adjustments[1]	(0.71)
Adjusted forecasted earnings per diluted share	$9.80 to $10.80

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.